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                                                                       EXHIBIT 5

                               October 30, 1997


Hayes Wheels International, Inc.
38481 Huron River Drive
Romulus, Michigan 48174

Dear Sirs:

        I am the Vice President - General Counsel of Hayes Wheels International, Inc., a Delaware corporation (the "Corporation"). I have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Corporation with the Securities and Exchange Commission (the "Commission") on or about November 4, 1997, relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended, of 3,000,000 shares (the "Shares") of the Corporation's Common Stock, par value $.01 per share, to be issued by the Corporation pursuant to the Hayes Wheels International, Inc. 1996 Stock Option Plan (the "Plan").

        In rendering this opinion, I have examined the Plan, the Restated Certificate of Incorporation and Amended and Restated By-laws of the Corporation, certain resolutions of the Board of Directors of the Corporation and such other documents, and have made such investigations, as I have deemed appropriate.

        Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the Plan, will be validly issued and fully paid and nonassessable.

        I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Daniel M. Sandberg

                                        Daniel M. Sandberg
                                        Vice President - General Counsel